Exhibit  99.01


                ALLIANCE DISTRIBUTORS HOLDING INC. NAMES NEW CFO

For Immediate Release

College Point, New York - April 07, 2005 - Alliance Distributors Holding Inc. (OTC Pink Sheets: ADTR), a distributor of interactive video games and gaming products, has named Barbara A. Ras as its Chief Financial Officer.

Ms. Ras brings over 15 years of financial experience to the company. She served for nearly eight years at Take Two Interactive Software, Inc.(NASDQ: TTWO), in several positions, including controller and chief accounting officer, and also as chief financial officer of Take Two's distribution arm. Previously, she was a tax accountant and an internal auditor. Ms. Ras is a certified public accountant.

"Recruiting Barbara as a solid financial executive is a key step in the further development of our executive management team," said Jay Gelman, Chairman and CEO of Alliance Distributors Holding Inc.

"I am delighted to join the Alliance Distributors team," said Barbara Ras. "I look forward to helping the company capitalize on the solid market momentum it has built in the last year."


About Alliance Distributors Holding Inc.


Alliance Distributors Holding Inc., which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.


Safe Harbor


Certain of the above statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.


Contact:

David Devor

Alliance Distributors Holding Inc.

718-747-1500 x 117

david@alliancedis.com